Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
November 2, 2011		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2011 RESULTS

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $1.505 billion, or $3.06 per Common share compared to $2.46 per Common share in the year-ago quarter.

•	After-tax adjusted operating income for the Financial Services Businesses of $520 million, or $1.07 per Common share compared to $2.12 per Common share in the year-ago quarter.

•	Operational highlights for the third quarter:

•	Individual Annuity account values, $106.7 billion at September 30, up 10% from a year earlier; gross sales for the quarter of $4.5 billion; net sales $2.8 billion.

•

Retirement account values, $214.7 billion at September 30, up 10% from a year earlier; total Retirement gross deposits and sales of $9.5 billion and net additions of $3.9 billion for the quarter, including Full Service Retirement gross deposits and sales of $4.0 billion and net withdrawals of $160 million.

•

Asset Management segment assets under management, $599.4 billion at September 30, up 16% from a year earlier; net institutional additions for the quarter, excluding money market activity, $2.1 billion.

•	Individual Life annualized new business premiums of $70 million, compared to $64 million a year ago.

•	Group Insurance annualized new business premiums of $52 million, compared to $110 million a year ago.

•

International Insurance constant dollar basis annualized new business premiums of $780 million, including $204 million from the acquired Star and Edison operations, compared to $461 million a year ago.

•	Total assets under management, $871 billion at September 30, up 16% from a year earlier.

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•	Financial items:

Significant items included in current quarter adjusted operating income:

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Pre-tax charges of $435 million in Individual Annuities to strengthen reserves for guaranteed death and income benefits and increase amortization of deferred policy acquisition and other costs, including impact of annual review of actuarial assumptions.

•

Pre-tax charge of $26 million in Retirement, and pre-tax benefits of $75 million and $26 million in Individual Life and Group Insurance, respectively, reflecting annual review of actuarial assumptions.

•	Pre-tax charge of approximately $30 million in Individual Life from increased net amortization of deferred policy acquisition and other costs due to market-driven separate account performance.

•	Pre-tax benefit of $84 million in International Insurance’s Gibraltar Life operation from the partial sale of an investment, through a consortium, in China Pacific Group.

•

Pre-tax charge of $43 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•	Pre-tax charge of $99 million in Corporate and Other operations to increase reserves for estimated claims based on use of new Social Security Master Death File matching criteria.

•	Pre-tax charge of $20 million in Corporate and Other operations for a contribution to be made to an insurance industry insolvency fund.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $4.2 billion at September 30, 2011, compared to $3.1 billion at December 31, 2010; net unrealized gains of $9.8 billion at September 30, 2011 compared to $5.7 billion at December 31, 2010.

•

GAAP book value for Financial Services Businesses, $35.7 billion or $74.52 per Common share at September 30, 2011, compared to $31.0 billion or $63.11 per Common share at December 31, 2010. Book value per Common share excluding unrealized gains and losses on investments and pension / postretirement benefits, $66.79 at September 30, 2011 compared to $59.48 at December 31, 2010.

•

During the third quarter, the company acquired 14.8 million shares of its Common Stock under its share repurchase authorization at a total cost of $750 million, for an average price of $50.58 per share.

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NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $1.505 billion ($3.06 per Common share) for the third quarter of 2011, compared to $1.167 billion ($2.46 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $520 million ($1.07 per Common share) for the third quarter of 2011, compared to $1.004 billion ($2.12 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first nine months of 2011, net income for the Financial Services Businesses attributed to Prudential Financial, Inc. amounted to $2.925 billion ($5.93 per Common share) compared to $2.501 billion ($5.31 per Common share) for the first nine months of 2010. After-tax adjusted operating income for the first nine months of 2011 for the Financial Services Businesses amounted to $2.198 billion ($4.48 per Common share) compared to $2.089 billion ($4.45 per Common share) for the first nine months of 2010.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition. Giving effect to the impact of acquisition financing reflecting debt securities and Common shares issued in late 2010 and results of operations, the acquisition resulted in adjusted operating income of approximately 6 cents per Common share for the Financial Services Businesses in the third quarter of 2011, before absorption of integration costs during the quarter which also amounted to approximately 6 cents per share. Since Gibraltar Life, inclusive of the acquired businesses, is included in the company’s reported results of operations on a one month lag basis, results of the Financial Services Businesses for the first nine months of 2011 include the results for the initial seven months of operations of Star and Edison from the date of acquisition.

“While our third quarter results reflect the turbulent financial markets, underlying performance of our businesses was solid. In the U.S. retirement market, we are continuing to build a base of business that can perform well across market cycles. Our international businesses are benefiting from growth in the protection and retirement income security markets with expanding multiple channel distribution, and the integration of the Star and Edison businesses we acquired

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earlier this year continues on track. Unsettled economic times provide an opportunity for the strongest companies to grow, as clients, advisors and distributors seek a trusted financial partner, and we believe our financial strength and sustained commitment to our selected markets are serving us well, both in the U.S. and in our international markets. Looking forward, we are confident that we can continue to execute our strategies successfully, and we believe our balanced mix of businesses and risks support our ability to achieve our long term objectives over a variety of market conditions,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $43 million for the third quarter of 2011, compared to $855 million in the year-ago quarter.

The Individual Annuities segment reported a loss, on an adjusted operating income basis, of $191 million in the current quarter, compared to adjusted operating income of $588 million in the year-ago quarter. Current quarter results include charges of $241 million to strengthen reserves for guaranteed minimum death and income benefits and $194 million representing a net increase in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business primarily driven by the impact of unfavorable market performance on

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customer account values relative to our assumptions, and including updates of actuarial assumptions based on an annual review. Results for the year-ago quarter included a net benefit of $412 million from adjustment of these items to reflect an update of estimated profitability primarily driven by the impact of favorable market performance as well as an update of actuarial assumptions based on an annual review reflecting changes in persistency estimates based on experience. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $68 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $111 million for the current quarter, compared to $119 million in the year-ago quarter. Current quarter results include a $26 million charge from a net increase in amortization of deferred policy acquisition and other costs reflecting an annual review of actuarial assumptions, while results for the year-ago quarter included a $15 million charge based on a similar review. Excluding these items, adjusted operating income of the Retirement segment increased $3 million from the year-ago quarter, as higher fees associated with growth in retirement account values and more favorable case experience on traditional retirement business were largely offset by a lower contribution from investment results.

The Asset Management segment reported adjusted operating income of $123 million for the current quarter, compared to $148 million in the year-ago quarter. The decrease reflected lower performance-based fees, primarily related to institutional real estate funds, and less favorable results from proprietary investing activities. Higher asset management fees reflecting growth in assets under management, net of expenses, partly offset these decreases.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $209 million for the third quarter of 2011, compared to $251 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $145 million for the current quarter, compared to $190 million in the year-ago quarter. Current quarter results benefited from a $75 million net reduction in amortization of deferred policy acquisition and other costs reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $52 million. Excluding these items,

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adjusted operating income decreased $68 million from the year-ago quarter. The decrease came primarily from adjustments of net amortization of deferred policy acquisition costs and other items based on separate account performance in relation to our assumptions, which had a negative impact of approximately $30 million on current quarter results and a favorable impact of about $25 million on results for the year-ago quarter. In addition, current quarter results reflected higher expenses and less favorable mortality experience in comparison to the year-ago quarter.

The Group Insurance segment reported adjusted operating income of $64 million in the current quarter, compared to $61 million in the year-ago quarter. Current quarter results benefited $26 million from refinements of group life and disability reserves reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar reserve refinements totaling $28 million. Excluding these items, adjusted operating income increased $5 million from the year-ago quarter, as more favorable group life underwriting results were largely offset by higher expenses and a lower contribution from investment results.

The International Insurance segment reported adjusted operating income of $751 million for the third quarter of 2011, compared to $540 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $357 million for the current quarter, an increase of $34 million from $323 million in the year-ago quarter. The increase came primarily from continued business growth, together with more favorable mortality experience in the current quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $394 million for the current quarter, compared to $217 million in the year-ago quarter. Current quarter results include a benefit of $84 million from the partial sale of an investment, through a consortium, in China Pacific Group. In addition, results for the current quarter reflect absorption of $43 million of integration costs related to the acquisition of the Star and Edison businesses acquired on February 1, 2011. Excluding these items, adjusted operating income increased $136 million from the year-ago quarter, including an estimated contribution of $79 million from operations of the Star and Edison businesses. The remainder of the increase came primarily from business growth reflecting expanding sales of protection life insurance products and a greater contribution from investment results.

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Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $9 million on segment results in comparison to the year-ago quarter, including $7 million within Gibraltar Life and Other operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $327 million in the third quarter of 2011, compared to a loss of $265 million in the year-ago quarter. Current quarter results include a charge of $99 million to increase reserves for estimated claims based on use of new Social Security Master Death File matching criteria to identify deceased policy and contract holders, and a charge of $20 million for a contribution to be made to an insurance industry insolvency fund. Excluding these charges, the loss from Corporate and Other operations was reduced $57 million from the year ago quarter, primarily due to lower expenses. Adjusted operating income from the Company’s real estate and relocation business, which is included in Corporate and Other operations, amounted to $14 million in the current quarter and $19 million in the year-ago quarter.

Assets under management amounted to $871 billion at September 30, 2011, compared to $784 billion at December 31, 2010 and $750 billion a year earlier.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.505 billion for the third quarter of 2011, compared to $1.167 billion in the year-ago quarter.

Current quarter net income includes $1.624 billion of pre-tax net realized investment gains and related charges and adjustments. Net realized investment gains for the current quarter include changes in value relating to foreign currency exchange rates, primarily driven by strengthening of the Japanese yen in relation to the U.S. dollar, and net increases in market value of derivatives primarily related to the company’s investment duration management programs and driven by changes in interest rates, amounting to $2.017 billion. These gains were partially offset by net losses from general portfolio activities, losses from impairments and sales of credit-impaired investments amounting to $150 million, and net losses of $94 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products as well as mark-to-market of derivatives under a capital hedge program.

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At September 30, 2011, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.215 billion, including $3.096 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $914 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at September 30, 2011 include $2.465 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.100 billion at December 31, 2010. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $9.822 billion at September 30, 2011, compared to $5.726 billion at December 31, 2010.

Net income for the current quarter also reflects pre-tax increases of $10 million in recorded asset values and decreases of $68 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $2 million of pre-tax income from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $284 million of pre-tax net realized investment gains and related charges and adjustments, increases of $388 million in recorded assets and $367 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and pre-tax losses of $32 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

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The Closed Block Business reported income from continuing operations before income taxes of $42 million for the third quarter of 2011, compared to $114 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $29 million for the third quarter of 2011 and $77 million for the year-ago quarter.

For the first nine months of 2011, the Closed Block Business reported income from continuing operations before income taxes of $78 million, compared to $777 million for the first nine months of 2010. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $55 million for the first nine months of 2011, compared to $517 million for the first nine months of 2010.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.534 billion for the third quarter of 2011 compared to $1.244 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $2.980 billion for the first nine months of 2011 and $3.018 billion for the first nine months of 2010.

Share Repurchases

During the third quarter of 2011, the company acquired 14.8 million shares of its Common Stock at a total cost of $750 million, representing the initial repurchases under an authorization by Prudential’s Board of Directors in June 2011 to repurchase at management’s discretion up to $1.5 billion of the company’s outstanding Common Stock through June 2012.

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Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our

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international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

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Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2010, should be considered by readers when reviewing forward-looking statements contained in this release.

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Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 3, 2011 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results and to comment on the company’s financial outlook for 2012 and beyond. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com where presentation materials for the financial outlook discussion will be available. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on November 3, through November 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 194717.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $871 billion of assets under management as of September 30, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	5,423	3,969	15,761	11,308
Policy charges and fee income	979	803	2,999	2,551
Net investment income	2,545	2,200	7,376	6,382
Asset management fees, commissions and other income	1,003	853	3,165	2,448

Total revenues	9,950	7,825	29,301	22,689

Benefits and expenses:
Insurance and annuity benefits	5,420	3,756	15,233	11,187
Interest credited to policyholders’ account balances	1,040	820	2,803	2,541
Interest expense	296	267	865	776
Other expenses	2,518	1,601	7,411	5,347

Total benefits and expenses	9,274	6,444	26,312	19,851

Adjusted operating income before income taxes	676	1,381	2,989	2,838
Income taxes, applicable to adjusted operating income	156	377	791	749

Financial Services Businesses after-tax adjusted operating income (1)	520	1,004	2,198	2,089

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	1,624	284	1,253	844
Investment gains on trading account assets supporting insurance liabilities, net	10	388	170	719
Change in experience-rated contractholder liabilities due to asset value changes	68	(367)	(76)	(831)
Divested businesses	2	(32)	(1)	(46)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(88)	(18)	(203)	(36)

Total reconciling items, before income taxes	1,616	255	1,143	650
Income taxes, not applicable to adjusted operating income	679	109	556	291

Total reconciling items, after income taxes	937	146	587	359

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1,457	1,150	2,785	2,448
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	57	16	119	34

Income from continuing operations attributable to Prudential Financial, Inc.	1,514	1,166	2,904	2,482
Earnings attributable to noncontrolling interests	10	(2)	64	(1)

Income from continuing operations (after-tax) of Financial Services Businesses	1,524	1,164	2,968	2,481
Income (loss) from discontinued operations, net of taxes	(9)	1	21	19

Net income of Financial Services Businesses	1,515	1,165	2,989	2,500
Less: Income (loss) attributable to noncontrolling interests	10	(2)	64	(1)

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	1,505	1,167	2,925	2,501

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.07	$2.12	$4.48	$4.45
Reconciling Items:
Realized investment gains, net, and related charges and adjustments	3.32	0.60	2.54	1.79
Investment gains on trading account assets supporting insurance liabilities, net	0.02	0.82	0.35	1.52
Change in experience-rated contractholder liabilities due to asset value changes	0.14	(0.78)	(0.15)	(1.76)
Divested businesses	—	(0.07)	—	(0.10)
Difference in earnings allocated to participating unvested share-based payment awards	(0.02)	—	(0.02)	(0.01)

Total reconciling items, before income taxes	3.46	0.57	2.72	1.44
Income taxes, not applicable to adjusted operating income	1.45	0.23	1.31	0.62

Total reconciling items, after income taxes	2.01	0.34	1.41	0.82

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	3.08	2.46	5.89	5.27
Income (loss) from discontinued operations, net of taxes	(0.02)	—	0.04	0.04

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$3.06	$2.46	$5.93	$5.31

Weighted average number of outstanding Common shares (basic)	481.2	464.8	484.0	464.0

Weighted average number of outstanding Common shares (diluted)	489.3	473.2	492.7	472.7

Direct equity adjustment for earnings per share calculation (2)	$8	$9	$25	$29
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$13	$13
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$7	$13	$30	$27
Income from continuing operations (after-tax) of Financial Services Businesses	$20	$15	$39	$32
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$35,651	$32,007
Per share of Common Stock - diluted	74.52	67.81
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$31,954	$28,507
Per share of Common Stock - diluted	66.79	60.40
Number of diluted shares at end of period	478.4	472.0

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$(191)	$588	$322	$701
Retirement	111	119	456	425
Asset Management	123	148	504	355

Total U.S. Retirement Solutions and Investment Management Division	43	855	1,282	1,481

Individual Life	145	190	371	369
Group Insurance	64	61	153	146

Total U.S. Individual Life and Group Insurance Division	209	251	524	515

International Insurance	751	540	2,013	1,497

Total International Insurance Division	751	540	2,013	1,497

Corporate and Other operations	(327)	(265)	(830)	(655)

Financial Services Businesses adjusted operating income before income taxes	676	1,381	2,989	2,838

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	1,624	284	1,253	844
Investment gains on trading account assets supporting insurance liabilities, net	10	388	170	719
Change in experience-rated contractholder liabilities due to asset value changes	68	(367)	(76)	(831)
Divested businesses	2	(32)	(1)	(46)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(88)	(18)	(203)	(36)

Total reconciling items, before income taxes	1,616	255	1,143	650

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$2,292	$1,636	$4,132	$3,488

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$4,487	$5,397	$15,871	$15,634

Net sales	$2,818	$3,693	$10,209	$10,420

Total account value at end of period	$106,689	$97,203

Retirement Segment:
Full Service:
Deposits and sales	$3,966	$5,255	$12,942	$14,897

Net additions (withdrawals)	$(160)	$2,088	$(325)	$3,479

Total account value at end of period	$134,198	$135,248

Institutional Investment Products:
Gross additions	$5,571	$3,076	$16,948	$8,644

Net additions	$4,070	$1,436	$12,882	$2,863

Total account value at end of period	$80,513	$59,062

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$258.8	$222.1
Retail customers	110.1	92.7
General account	230.5	203.3

Total Investment Management and Advisory Services	$599.4	$518.1

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$10.6	$11.0	$33.8	$33.9

Net additions, other than money market	$2.1	$5.8	$13.0	$18.7

Retail Assets Under Management (in billions):
Gross additions, other than money market	$6.2	$4.1	$17.3	$15.7

Net additions, other than money market	$0.5	$1.2	$2.3	$5.2

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Variable life	$8	$6	$21	$16
Universal life	21	20	66	57
Term life	41	38	116	120

Total	$70	$64	$203	$193

Group Insurance Annualized New Business Premiums (3):
Group life	$23	$84	$437	$364
Group disability	29	26	167	134

Total	$52	$110	$604	$498

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$861	$476	$2,343	$1,306

Constant exchange rate basis	$780	$461	$2,150	$1,286

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Closed Block Business Data:
Income Statement Data:
Revenues	$1,695	$1,592	$5,046	$5,402
Benefits and expenses	1,653	1,478	4,968	4,625

Income from continuing operations before income taxes	42	114	78	777

Income taxes	13	38	23	261

Closed Block Business income from continuing operations	29	76	55	516
Income from discontinued operations, net of taxes	—	1	—	1

Closed Block Business net income	29	77	55	517
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$29	$77	$55	$517
Direct equity adjustment for earnings per share calculation (2)	(8)	(9)	(25)	(29)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$21	$68	$30	$488
Income from continuing operations per share of Class B Stock	$10.50	$33.50	$15.00	$243.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	0.50	—	0.50

Net income per share of Class B Stock	$10.50	$34.00	$15.00	$244.00
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,498	$1,539
Per Share of Class B Stock	749.00	769.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,364	$1,396
Per Share of Class B Stock	682.00	698.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	14,917	9,917	37,350	30,151
Benefits and expenses	12,583	8,167	33,140	25,886

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	2,334	1,750	4,210	4,265
Income tax expense	848	524	1,370	1,301

Income from continuing operations before equity in earnings of operating joint ventures	1,486	1,226	2,840	2,964
Equity in earnings of operating joint ventures, net of taxes	67	14	183	33

Income from continuing operations	1,553	1,240	3,023	2,997
Income (loss) from discontinued operations, net of taxes	(9)	2	21	20

Consolidated net income	1,544	1,242	3,044	3,017
Less: Income (loss) attributable to noncontrolling interests	10	(2)	64	(1)

Net income attributable to Prudential Financial, Inc.	1,534	1,244	2,980	3,018

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	1,505	1,167	2,925	2,501
Closed Block Business	29	77	55	517

Consolidated net income attributable to Prudential Financial, Inc.	1,534	1,244	2,980	3,018

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$611.5	$527.0
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$599.4	$518.1
Non-proprietary assets under management	136.1	136.2

Total managed by U.S. Retirement Solutions and Investment Management Division	735.5	654.3
Managed by U.S. Individual Life and Group Insurance Division	13.6	13.0
Managed by International Insurance Division	122.2	82.8

Total assets under management	871.3	750.1
Client assets under administration	82.6	80.8

Total assets under management and administration	$953.9	$830.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 92 per U.S. dollar; Korean won 1190 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.